News Release
FOR IMMEDIATE RELEASE

TEREX ANNOUNCES INCREASE IN REVOLVING CREDIT FACILITY

WESTPORT, CT, April 10, 2018 -- Terex Corporation (NYSE: TEX) today announced that it has increased the size of the revolving credit facility under its Credit Agreement from $450 million to $600 million.
John Sheehan, Terex Senior Vice President and Chief Financial Officer said, “Today’s increase in availability of our Revolving Credit Facility makes our strong capital structure even stronger. Over the last 15 months the execution of our Disciplined Capital Allocation Strategy has resulted in Terex exceeding our Free Cash Flow expectations, providing capital to reinvest back into our businesses and return capital to shareholders. We remain fully committed to our Disciplined Capital Allocation Strategy, including achieving our 2020 targets of Free Cash Flow in excess of 100% of Net Income and average Leverage through our economic cycle of 2.5x. We look forward to continuing to use our strong capital structure and liquidity to drive value for our shareholders. Finally, we are pleased with the support demonstrated by our bank group in providing us with additional liquidity to efficiently manage our business.”
Contact Information:
Terex Corporation
Brian J. Henry, Senior Vice President
Business Development & Investor Relations
Phone: (203) 222-5954
brian.henry@terex.com
Forward Looking Statements:
This press release contains forward-looking information regarding future events or Terex’s future financial performance based on the current expectations of Terex Corporation. In addition, when included in this press release, the words “may,” “expects,” “intends,” “anticipates,” “plans,” “projects,” “estimates” and the negatives thereof and analogous or similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statement is not forward-looking. Terex has based these forward-looking statements on current expectations and projections about future events. These statements are not guarantees of future performance.

Actual events or the actual future results of Terex may differ materially from any forward-looking statement due to these and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.
About Terex:
Terex Corporation is a global manufacturer of lifting and material processing products and services that deliver lifecycle solutions to maximize customer return on investment. The Company reports in three business segments: Aerial Work Platforms, Cranes, and Materials Processing. Terex delivers lifecycle solutions to a broad range of industries, including the construction, infrastructure, manufacturing, shipping, transportation, refining, energy, utility, quarrying and mining industries. Terex offers financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. Terex uses its website (www.terex.com) and its Facebook page (www.facebook.com/TerexCorporation) to make information available to its investors and the market.
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Terex Corporation
200 Nyala Farm Road, Westport, Connecticut 06880
Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com